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                                                                    Exhibit 99.1


For Immediate Release                        For more information contact:
Monday, May 1, 2006                          Frank T. Kane, Vice President & CFO


                           Chromcraft Revington, Inc.
                          Reports First Quarter Results


         Delphi, Indiana, May 1, 2006 - Chromcraft Revington, Inc. (AMEX:CRC) today reported sales of $45,921,000 and net earnings of $1,129,000 for the three months ended April 1, 2006.

         Sales for the current quarter of $45,921,000 represented a 2.8% increase from $44,659,000 reported for the first quarter last year. Shipments of occasional, dining room and upholstered furniture were higher as compared to the prior year period. The sales increase in these product categories for 2006 was partially offset by lower shipments of bedroom and commercial furniture. Shipments of domestically produced furniture for the three months ended April 1, 2006 were lower as compared to the prior year period.

         Net earnings for the first quarter of 2006 were $1,129,000, or $.25 per share on a diluted basis. This compares to net earnings of $2,256,000, or $.53 per share on a diluted basis, for the same period last year. First quarter earnings were primarily affected by a reduced domestic production level, which affected fixed cost absorption and manufacturing efficiencies, an unfavorable sales mix and higher manufacturing and selling related costs. The Company's balance sheet at quarter end showed continued strengthening with available cash and no bank indebtedness. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No.123(R) "Share-Based Payment." The adoption of the new accounting standard did not have a material impact on the Company's results of operations for the three months ended April 1, 2006.

         Commenting on first quarter results, Benjamin M. Anderson-Ray, Chairman and Chief Executive Officer, said that the Company continues to implement its hybrid strategy of U.S. furniture manufacturing combined with sourcing furniture components and finished goods. He said that shipments of domestically produced built-to-order products and imported finished goods grew significantly while shipments of other domestically produced furniture decreased in the first quarter as compared to the prior year. He commented that this reflects the Company's strategic transition towards an improved utilization of a global supply chain combined with the shift to value-added customized furniture. He indicated that the Company is continuing to shift its product development and marketing to a more market-based focus on the needs of consumers and customers. Mr. Anderson-Ray pointed out that this business model will involve a significant expansion of global sourcing activities, as well as a conversion of U.S. operations toward increased use of demand flow and mass customization techniques. Looking forward, he said that first quarter orders were slightly below the prior year

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period and that sales order backlog entering the second quarter was below the year ago level due, in part, to improved service levels.

         Mr. Anderson-Ray also commented on the just concluded High Point Furniture Market stating, "At the April Furniture Show, more new furniture collections and programs were launched then ever achieved in the Company's history. Our Peters-Revington brand launched an entirely new consumer lifestyle based program with thirteen occasional furniture groups many of which include entertainment and modular wall units. The Chromcraft brand introduced fifteen new casual dining furniture groups, expansion of its built-to-order Colorcraft program and a new entry price point semi-custom program called Colormates. Our Cochrane brand successfully introduced a new concept of an integrated multi-category built-to-order program with dining room, living room and bedroom furniture groups in styles ranging from casual traditional to urban impressions. Our Sumter brand introduced five new solid wood bedroom and dining room furniture groups. And finally, our Silver brand launched ten new occasional table groups, nine new media furniture credenzas and two new leather upholstered furniture groups. Overall, we were very pleased with the market reaction to these introductions."

         Chromcraft Revington businesses design, manufacture and market residential and commercial furniture throughout the United States. The Company wholesales its products under "Chromcraft," "Peters-Revington," "Silver Furniture," "Cochrane Furniture" and "Sumter" brand names.

         This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements can be generally identified as such because they include future tense or dates, or are not historical or current facts, or include words such as "believes," "intends," "anticipates," "expects" or words of similar import. Forward-looking statements are not guarantees of performance or outcomes and are subject to certain risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated as of the date of this release.

         Among such risks and uncertainties that could cause actual results or outcomes to differ materially from those reported, expected or anticipated are general economic conditions; import and domestic competition in the furniture industry; execution of business strategies; market interest rates; consumer confidence levels; cyclical nature of the furniture industry; consumer and business spending; changes in relationships with customers; customer acceptance of existing and new products; new home and existing home sales; and other factors that generally affect business.

         The Company does not undertake any obligation to update or revise publicly any forward-looking statements to reflect information, events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events or circumstances.

                                                                More............


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            Condensed Consolidated Statements of Earnings (unaudited)
                           Chromcraft Revington, Inc.
                      (In thousands, except per share data)

                                                       Three Months Ended
                                                    -----------------------
                                                    April 1,       April 2,
                                                      2006           2005
                                                    --------       --------

Sales                                               $45,921        $44,659
                                                    -------        -------

Gross margin                                          9,012         10,559

Selling, general and administrative expenses          7,126          6,829
                                                    -------        -------

Operating income                                      1,886          3,730

Interest expense                                         77            154
                                                    -------        -------

Earnings before income tax expense                    1,809          3,576

Income tax expense                                      680          1,320
                                                    -------        -------

Net earnings                                        $ 1,129        $ 2,256
                                                    =======        =======

Earnings per share of common stock
      Basic                                         $   .26        $   .54
      Diluted                                       $   .25        $   .53

Shares used in computing earnings per share
      Basic                                           4,389          4,209
      Diluted                                         4,453          4,273



                                                                         More...

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                Condensed Consolidated Balance Sheets (unaudited)
                           Chromcraft Revington, Inc.
                                 (In thousands)

                                                        April 1,       April 2,     December 31,
                                                          2006           2005           2005
                                                        --------       --------     ------------

Cash and cash equivalents                               $ 3,137        $   156        $     -
Accounts receivable                                      20,176         20,472         18,735
Inventories                                              35,956         34,362         37,009
Other current assets                                      1,321          2,031          1,922
                                                        -------        -------        -------

      Current assets                                     60,590         57,021         57,666

Property, plant and equipment, net                       29,675         31,849         30,274
Other long-term assets                                    1,413            811          1,319
                                                        -------        -------        -------

      Total assets                                      $91,678        $89,681        $89,259
                                                        =======        =======        =======

Accounts payable                                        $ 4,798        $ 4,687        $ 5,448
Accrued liabilities                                       8,988          9,586          7,340
                                                        -------        -------        -------

      Current liabilities                                13,786         14,273         12,788

Bank debt                                                     -          4,800              -
Deferred compensation                                     2,491          3,393          2,486
Other long-term liabilities                               1,263          1,685          1,323
                                                        -------        -------        -------

      Total liabilities                                  17,540         24,151         16,597

Stockholders' equity                                     74,138         65,530         72,662
                                                        -------        -------        -------

      Total liabilities and stockholders' equity        $91,678        $89,681        $89,259
                                                        =======        =======        =======


                                                                         More...

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           Condensed Consolidated Statements of Cash Flows (unaudited)
                           Chromcraft Revington, Inc.
                                 (In thousands)

                                                                       Three Months Ended
                                                                    ------------------------
                                                                    April 1,        April 2,
                                                                      2006            2005
                                                                    --------        --------
Operating Activities
   Net earnings                                                     $ 1,129         $ 2,256
      Adjustments to reconcile net earnings to net
        cash provided by operating activities
           Depreciation expense                                         833             888
           Loss on disposal of property, plant and equipment             12               -
           Deferred income taxes                                        (94)             (8)
           Provision for doubtful accounts                               28              80
           Non-cash ESOP compensation expense                           223             221
           Non-cash stock compensation expense                          124              45
           Changes in operating assets and liabilities
               Accounts receivable                                   (1,469)         (2,419)
               Inventories                                            1,053            (696)
               Other current assets                                     601             (99)
               Accounts payable and accrued liabilities                 998             557
               Other long-term assets and liabilities                   (55)            398
                                                                    -------         -------

   Cash provided by operating activities                              3,383           1,223
                                                                    -------         -------

Investing Activities
   Capital expenditures, net                                           (246)           (247)
                                                                    -------         -------

   Cash used in investing activities                                   (246)           (247)
                                                                    -------         -------

Financing Activities
   Net borrowings under a bank revolving credit line                      -           3,350
   Principal payments on a bank term loan                                 -          (4,250)
   Stock repurchase from related party                                    -            (754)
   Exercise of stock options, net of tax benefit                          -             834
                                                                    -------         -------

   Cash used in financing activities                                      -            (820)
                                                                    -------         -------

Change in cash and cash equivalents                                   3,137             156

Cash and cash equivalents at beginning of period                          -               -
                                                                    -------         -------

Cash and cash equivalents at end of period                          $ 3,137         $   156
                                                                    =======         =======